EXHIBIT 5.1

                                                   August 16, 2006

The Directors
AXA
25, avenue Matignon
75008 Paris, France


Dear Sir or Madam:

I, George Stansfield, am General Counsel of AXA (the "Company") and am rendering this opinion to you in that capacity. I am a member of the bar of the State of New York and am not admitted or qualified to practice law in any other jurisdiction. This opinion is being delivered to you as required in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement"), covering the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 13,000,000 ordinary shares of the Company (the "Shares") in connection with the AXA Financial, Inc. Non-Qualified Stock Purchase Plan and the AXA Shareplan 2006 (together, the "Plans").

For purposes of rendering the opinions expressed herein, I, or lawyers under my supervision, have examined the Registration Statement and such documents, corporate records, certificates of public officials and other agreements, instruments or opinions and have made such inquiries and investigations as I have deemed necessary or appropriate. In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and the conformity to original documents of all documents submitted to me as copies. With respect to factual matters I have relied upon the accuracy of all facts and information set forth in the documents, corporate records, certificates and other agreements, instruments and opinions examined.

Based upon the foregoing, I am of the opinion that, assuming the validity of the Plans under the laws of the jurisdictions by which they are governed, the due authorization and adoption of the Plans, and compliance with all terms and conditions of the Plans, the Shares issuable pursuant to the Plans, when issued, will be validly issued, fully paid and non-assessable under French law.

This opinion is limited to French law in force on the date hereof. The foregoing opinion is also limited to the matters expressly stated in this letter, and no opinion shall be implied or inferred beyond the matters expressly stated. The foregoing opinion: (a) is rendered in my capacity as General Counsel of the Company solely in connection with the registration, pursuant to the registration requirements of the Securities Act, of the offering, sale and delivery of the Shares to be issued in the United States pursuant to the Plans described in the Registration Statement; (b) may not be relied on for any other purpose; and (c) may not be reproduced, referred to or quoted in any offering materials, disclosure materials or similar printed matter.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the references to this opinion therein. In giving the foregoing consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                                   Very truly yours,

                                                   /s/ George Stansfield
                                                   ------------------------
                                                   Name:  George Stansfield
                                                   Title: General Counsel